PRESS RELEASE                                                   Exhibit 99.1

For More Information, Call:
Sam Cottone (312) 906-6480

                                                        December 19, 1995


               GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
                 AND EAGLE INDUSTRIES, INC. ANNOUNCE CERTAIN
                  FOURTH QUARTER EVENTS AND A TENDER OFFER


CHICAGO, ILLINOIS: DECEMBER 19, 1995 - Great American Management and Investment, Inc. ("GAMI") (NASDAQ: GAMI) and its wholly owned subsidiary, Eagle Industries, Inc., ("Eagle"), announced today that during the fourth quarter of 1995:

       Eagle entered into an agreement to sell its Amerace Corporation subsidiary to Thomas & Betts Corporation for $220 million. The receipt of these proceeds, which is expected on or about January 2, 1996, was secured on December 15, 1995 by an irrevocable letter of credit. Eagle expects to record an after-tax charge of approximately $10 million in the fourth quarter of 1995 as a result of this sale.

       Eagle concluded the sale of its Clevaflex, Inc. subsidiary resulting in an after-tax charge of $3.4 million. Proceeds of $5.5 million, including $3.8 million of cash and a note of $1.7 million, were received.

       Eagle entered into a contract for the sale of its Burns Aerospace Corporation ("Burns") subsidiary for approximately $42 million, the consummation of which is subject to Hart-Scott-Rodino approval and buyer financing. Eagle also entered into a non-binding letter of intent to sell its subsidiary, Mighty Distributing System of America, Inc., for approximately $12 million.

       Eagle also concluded the sale of certain non-operating assets, including among others, its interests in Robbins & Myers, Inc. Stock Appreciation Rights, for proceeds totaling $20.6 million. A realized gain of $12.1 million, net of income taxes, was recorded in the fourth quarter of 1995.

       Eagle anticipates a charge in the fourth quarter of 1995, based upon a re-assessment of the carrying value of certain non-operating assets and liabilities, of approximately $23.4 million, net of income taxes.

       Eagle also anticipates a charge of approximately $80 million in the fourth quarter to reduce the carrying value of goodwill related to its investments in its Burns and Denman Tire Corporation subsidiaries based on the likely reduced holding period for such businesses.

Additionally, GAMI and Eagle announced that Eagle has commenced a Tender and Consent Offer for all of its outstanding Senior Deferred Coupon Notes due 2003. The Tender and Consent Offer expires on January 18, 1996 and is subject to certain conditions including the closing of the sale of Amerace.